EXHIBIT 10.6

December 16, 2008

Dear Gary,

This letter confirms the understanding between you and Morgan Stanley (the “Company”) regarding certain amendments to be made to your offer letter with the Company dated July 18, 2005, as subsequently amended (the “Offer Letter”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As we have discussed, Section 409A is a provision of the US tax code that restricts the timing of payments and benefits constituting nonqualified deferred compensation. Regulations issued under Section 409A require documentary compliance for all nonqualified deferred compensation arrangements by December 31, 2008.

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Any payment relating to any stock unit award that is granted to you (other than your Offset Units) that is scheduled to be paid when you are an executive officer of Morgan Stanley and is not deemed to be granted pursuant to performance criteria and therefore not deductible to the Firm, may be deferred until and paid upon your “Separation from Service”. For purposes of your Offer Letter, Separation from Service shall mean a “separation from service” as determined under Section 409A using the default provisions thereunder.

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Notwithstanding anything to the contrary in your Offer Letter, in the event that you are a “specified employee” at the time of your “Separation from Service”, to the extent required to comply with Section 409A, payments relating to your stock units described above and any other payments to which you are entitled upon a termination of your employment, shall be deferred until the earlier of the first business day following the date that is six months after your Separation from Service and the date of your death. “Specified Employee” shall mean a “specified employee” as defined in Section 409A of the Code and determined in accordance with Firm policy.

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Any Gross-Up Payment to which you are entitled under your Offer Letter shall be paid to you as soon as practicable after you pay the related Excise Tax and in no event later than the end of the calendar year following the calendar year in which you remit such Excise Tax.

Any capitalized terms not defined herein shall have the meaning assigned to them in your Offer Letter. For the avoidance of doubt, none of the foregoing will constitute Good Reason and all other terms of your Offer Letter and Offset Units shall remain in full force and effect.

We ask that you confirm your acceptance of the foregoing by signing and dating this letter in the area designated below and returning this letter to me.

/s/ Karen C. Jamesley
By: Karen C. Jamesley
Title: Global Head of Human Resources

Confirmed and Agreed to:

/s/ Gary G. Lynch
By: Gary G. Lynch
Title: Chief Legal Officer
Date: December 16, 2008

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